Exhibit 99.1

February 22, 2012

Pershing Square Announces Another Prominent Canadian Business Leader to Join the

Nominees for Management Change

NEW YORK, February 22, 2012 //- Pershing Square Capital Management, L.P. (“Pershing Square”) today announced that Paul Haggis, one of Canada’s most respected business leaders, has agreed to join the Nominees for Management Change. Together, these six business leaders, drawn from diverse sectors of Canadian and American business, will stand for election to the Board of Canadian Pacific Railway Limited (“Canadian Pacific”) (TSX: CP; NYSE: CP) at the annual meeting of shareholders on May 17, 2012.

“I am honoured to join this outstanding group of highly respected business leaders in this important effort to restore this icon of Canadian history and pillar of our economy,” said Paul Haggis.

The Nominees for Management Change, who will be proposed for election at the annual meeting of Canadian Pacific shareholders, are: Bill Ackman, Gary F. Colter, Paul G. Haggis, Paul C. Hilal, Rebecca MacDonald and Dr. Anthony R. Melman. The Canadian business executives – Colter, Haggis, MacDonald and Melman – are all independent of Pershing Square, with no prior business or personal relationship with Pershing Square or Bill Ackman. Each nominee will fulfill his or her duty of stewardship in the best interest of Canadian Pacific.

Paul Haggis has extensive leadership and change management experience. He restructured and led the Alberta Treasury Branches, a full-service Alberta-based bank, to peak levels of performance and profitability. As President and CEO of one of Canada’s most important and pioneering pension funds, the Ontario Municipal Employees Retirement System (OMERS), Haggis materially enhanced OMERS’ performance through a comprehensive restructuring including the insourcing of key investment activities. As interim-CEO of the Public Sector Pension Investment Board, Haggis led the organization, including the recruitment of the new CEO. He has also served as director and chair of the Insurance Corporation of British Columbia, among other public and private sector boards.

In addition to his operational experience, Paul Haggis has extensive board-level experience in the technology, energy, and mineral resource industries. Paul Haggis is the Chairman of Alberta Enterprise Corporation, an Alberta government-created venture fund whose mandate is to finance early stage technology companies. He also serves on the boards of Advantage Oil & Gas Ltd., C.A. Bancorp Inc., Liberty Silver Corporation, and UBC Investment Management Trust Inc.

Haggis added:, “I’ve lived and worked in Western Canada and have an appreciation of the importance of Canadian Pacific to its customers, communities and employees. As an Albertan, I especially understand the importance of CP to Alberta and Canada’s economy. CP provides a vital link to our external markets across North America and overseas.

I am eager to play a role in Canadian Pacific’s revival, and would be honoured to be given that opportunity by its Shareholders.”

Pershing Square CEO, Bill Ackman, said, “We are delighted that such a respected Canadian business leader has joined the Nominees for Management Change. Paul’s extensive experience leading the successful operational transformations of major Canadian institutions, including his expertise in pension fund oversight, complements the extensive experience of the other Nominees for Management Change. Together, these nominees will refresh Canadian Pacific’s board, adding energy, talent, and experience that will accelerate its turnaround.”

Biography of Paul G. Haggis

Paul G. Haggis, 59, is currently Chairman of Alberta Enterprise Corporation, a venture capital initiative created by the Alberta Government that invests in funds that finance early stage technology companies.

Corporate Banking and CEO Experience

Mr. Haggis served from 1996-2001 as President and Chief Executive Officer for Alberta Treasury Branches Inc. (now, ATB Financial, Inc.) (ATB), a Crown corporation and the largest Alberta-based financial institution, now with assets of over $30 billion.

Haggis began his career in corporate banking, joining in 1988 Metropolitan Life (now, MetLife, Inc.) (NYSE:MET) as Vice-President and Treasurer of Canadian operations. He subsequently held several senior positions there from 1988 to 1996, including President and CEO of Metropolitan Trustco and Metropolitan Financial Advisors Ltd. and COO for MetLife’s Canadian operations.

Public Finance and Development

From 2003-2007, Haggis joined OMERS, one of Canada’s largest pension plans, where he was President and Chief Executive Officer.

From 2000 to 2003, he was a director of the Public Sector Pension Investment Board. During 2002, he was Executive Vice-President, Development and Chief Credit Officer of Manulife Financial (TSX:MFC; NYSE:MFC). Prior to OMERS, Haggis served as President and CEO of Edmonton-based Princeton Developments Ltd., a commercial real estate development company.

Boards of Directors

Haggis is the former Chair of the Board of Borealis Infrastructure Management Inc. and of the Investment Committee of the Insurance Corporation of British Columbia.

Since 2008, Haggis has served as a director and Chair of the Audit Committee of Advantage Oil & Gas Ltd. (TSX:AVV; NYSE:AVV), an oil and natural gas company headquartered in Calgary with properties in Western Canada.

Haggis is currently a director of a number of other companies, including: C.A. Bancorp Inc. (TSX:BKP), a Canadian merchant bank, where he also serves as Chairman; Liberty Silver Corporation (TSX:LSL), a mineral exploration and development company (since March 2011), where he also Chairs the Governance Committee; and UBC Investment Management Trust Inc., the investment manager of the University of British Columbia (since 2010). Haggis is also a former director/trustee and Audit Committee Chair of Prime Restaurants Inc. and the Royal Ontario Museum.

Personal

He is a graduate of the University of Western Ontario and a certified Chartered Director through McMaster University.

Haggis is a former officer of the Canadian Armed Forces Reserve, and a resident of Canmore, Alberta.

Biographies of Additional Nominees for Management Change

Bill Ackman, 45, is the founder and Chief Executive Officer of Pershing Square Capital Management, L.P., an investment advisor with $11 billion of assets under management, founded in 2003 and registered with the United States Securities and Exchange Commission. Investors in Pershing Square’s managed funds include university endowments, public and private U.S., Canadian and European pension funds, individuals, charitable foundations and sovereign wealth funds. Ackman is a director of the J. C. Penney Company, Inc. (NYSE: JCP), Chairman of the Board of The Howard Hughes Corporation (NYSE: HHC), and a director of Justice Holdings Ltd. (LSE: JUSH). Ackman is a member of the Board of Dean’s Advisors of the Harvard Business School and

a Trustee of the Pershing Square Foundation, which has made more than $130 million in grants towards inner city education, global health care delivery, poverty alleviation, human rights, venture philanthropy, urban planning and the arts. Ackman received an M.B.A. from Harvard Business School and a Bachelor of Arts magna cum laude from Harvard College.

Gary F. Colter, 66, is the President of CRS Inc., a corporate restructuring, strategic and management consulting company which he founded in 2002. Previously, Mr. Colter spent 34 years with KPMG Canada and its predecessor firm Peat Marwick, where he was a Partner for 27 years, holding various senior positions, including Vice Chairman of Financial Advisory Services and a member of the Management Committee from 1989 to 1998. From 1998 to 2000, Mr. Colter was Global Managing Partner of Financial Advisory Services and a member of a then new International Executive Team for KPMG International. In 2002, he retired as Vice Chairman of KPMG Canada. Since 2002, Colter has been a director of Owens-Illinois Inc. (NYSE:OI), the largest manufacturer of glass bottles in the world, where he serves on the Governance and Audit Committees and previously chaired the Audit Committee for over six years. In 2003, he joined the board of Canadian Imperial Bank of Commerce (“CIBC”) (TSX:CM; NYSE:CM) where he chairs the Governance Committee and serves on the Audit Committee. He previously served on the Compensation Committee and Chaired the Audit Committee of CIBC for over five years and the Risk Committee for one year. In 2004, Colter joined the board of Core-Mark Holding Company, Inc. (NASDAQ:CORE), a leading North American manufacturer of fresh and broad line supply solutions to the convenience retail industry. Mr. Colter is Chair of the Governance Committee and serves on the Audit Committee. He previously chaired the Compensation Committee for over three years. In 2005, he joined the board of Retirement Residences REIT, a company that provides accommodation, care and services for seniors. In 2007, the company was purchased by Public Service Pension Investment Board and changed its name to Revera Inc. Colter is Chair of Revera’s Audit Committee and serves on the Governance Committee. From 2003 to 2006, Colter was a director of Saskatchewan Wheat Pool Inc., now Viterra Inc. (TSX:VT), and chaired the company’s Audit Committee and was a member of the Strategic and Business Planning Committee. Mr. Colter has a B.A. (Honours) in Business Administration from the Ivey Business School of the University of Western Ontario, and is a Fellow Chartered Accountant.

Paul C. Hilal, 45, is a Partner at Pershing Square, which he joined in 2006. From 2002 to 2005, he was the Managing Partner of Caliber Capital Management, LP, an investment firm. From 1998 to 2001, he ran the information technology sector investment program at Hilal Capital Management. From 1992 to 1997, Hilal was a Principal at Broadview Associates, providing mergers and acquisitions advisory services to information technology companies. From 1999 to 2000, Hilal served as the Chairman of the Board and Interim Chief Executive Officer of Worldtalk Communications Corporation. He served as a director of Ceridian Corporation in 2007, prior to its sale to the Thomas H Lee Company. Hilal received an A.B. degree in Biochemistry from Harvard College in 1988, a J.D. from Columbia University School of Law in 1992, and an M.B.A. from Columbia University School of Business in 1992.

Rebecca MacDonald, 58, is a founder and current Executive Chair of Just Energy Group Inc. (TSX:JE; NYSE:JE), a Toronto-based independent marketer of deregulated gas and electricity, with annual sales of $3 billion. Just Energy currently supplies more than 3.5 million customers across Canada and the United States, having signed its first customer in 1997. She has been a director of Just Energy since 2001 and has held the position of Executive Chair since 2007. In 1989, she founded Energy Marketing Inc., the first company which targeted small customers under Canadian natural gas deregulation, which she subsequently sold. Following the sale of that business, in 1995 she founded another company which aggregated customers within the U.K. natural gas deregulation, which was also sold. Ms. MacDonald served as President and Chief Executive Officer of Just Energy prior to becoming Executive Chair in 2007. MacDonald is a member of the Board of Governors of the Royal Ontario Museum. She founded the Rebecca MacDonald Centre for Arthritis and Autoimmune Disease at Mount Sinai Hospital in Toronto. She is Vice-Chair of the Board of Directors of Mount Sinai Hospital. Previously, she was a director of the Arthritis Society. In 2002, MacDonald received the Rotman Canadian Woman Entrepreneur of the Year Lifetime Achievement Award. That same year, the University of Toronto, Rotman School of Business named her Canadian Woman Entrepreneur of the Year for 2002. She was also named the top woman chief executive officer for each year from 2003 to 2009 by Profit Magazine. She was named Ontario Entrepreneur of the Year by Ernst & Young in 2003. In 2009, Ms. MacDonald received the Canadian Horatio Alger Award for demonstrated community leadership. She received an honorary degree from the University of Victoria in 2010.

Dr. Anthony R. Melman, 64, is Chairman and Chief Executive Officer of Nevele Inc., providing strategic business and financial advice to a wide range of businesses. Previously, Dr. Melman was a Managing Director (until 2006) and a Special Advisor, Strategic Acquisitions (2006-07) at Onex Corporation (TSX: OCX), which he joined as a Partner and Vice President at its inception in 1984. At Onex, Dr. Melman led or participated in the company’s bids for Labatt and Air Canada, and the acquisitions of Sky Chefs Inc., Beatrice Canada and electronics maker Celestica Inc. (TSX: CLS; NYSE: CLS), IBM’s manufacturing arm. Together with Celestica’s management team he developed Celestica from a single-facility manufacturing operation in Toronto with under US$1 billion in annualized sales in 1996, to a global public company listed on both the New York and Toronto Stock Exchanges with over US$10 billion in sales by 2001. Prior to joining Onex, Dr. Melman served as a Senior Vice President of the Canadian Imperial Bank of Commerce in charge of worldwide merchant banking, project financing, acquisitions and other specialized financing activities. Since 2010, Dr. Melman has served as a director and Chair of the Budget and Finance Committee of the Ontario Lottery and Gaming Corporation. He is a past director of Celestica Inc., ProSource Inc. and the University of Toronto Asset Management Corporation. He was, until February 2, 2012, Chair of The Baycrest Centre for Geriatric Care, one of the world’s premier academic health sciences centres focused on aging. Dr. Melman will continue as a director of the Baycrest Centre, but has now assumed the role of Chair of Baycrest Global Solutions, a for-profit corporation that will commercialize the intellectual property, assets and technologies of the Baycrest Centre. He is also the former Chair of the Childhood Cancer Charitable Council of the Pediatric Oncology Group of Ontario (POGO) and a member of the Board of Governors of Mount Sinai Hospital. In 2011, Dr. Melman was appointed Chair of the Board of Directors of Cogniciti Inc., a for-profit joint venture created by Baycrest and MaRS Discovery District, an organization that helps science, technology and social entrepreneurs build their companies. Dr. Melman was born in Johannesburg, South Africa, and is a Canadian citizen. He holds a Bachelor of Science degree in Chemical Engineering from the University of the Witwatersrand, an M.B.A. degree (Gold Medalist) from the University of Cape Town and a Ph.D. in Finance from the University of the Witwatersrand.

Amended and Restated Proxy Circular

Pershing Square has prepared and filed an amended and restated information circular dated as of February 22, 2012 containing additional information about all of its Nominees for Management Change. The amended and restated circular will be available on Canadian Pacific’s company profile on SEDAR at http://www.sedar.com and at http://www.CPRising.ca.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this filing that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict, and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this press release, except as required by applicable law.

Contact:

Jennifer Burner

(212) 260-8813

jburner@globalstrategygroup.com

Martha Durdin

(416) 642-4735

mdurdin@navltd.com

Additional Information

Canadian Pacific announced by press release on January 23, 2012 that it will hold its annual meeting of shareholders on Thursday, May 17, 2012 in Calgary. Pershing Square’s nominees will be considered for election at that meeting. Prior to the meeting, Pershing Square expects to furnish a proxy circular to shareholders of Canadian Pacific, together with a BLUE proxy card. SHAREHOLDERS OF CANADIAN PACIFIC ARE URGED TO READ THE PROXY CIRCULAR CAREFULLY BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Investors and shareholders will be able to obtain free copies of the proxy circular and any amendments or supplements thereto and further proxy circulars at no charge on SEDAR at http://www.sedar.com. In addition, shareholders will also be able to obtain free copies of the proxy circular and other relevant documents by calling Pershing Square’s proxy solicitor, Kingsdale Shareholder Services Inc., at 1-866-581-1514 toll-free in North America, or at 1-416-867-2272 outside of North America (collect calls accepted) when they become available.

Information in Support of Public Broadcast Solicitation

Pershing Square is relying on the exemption under section 9.2(4) of National Instrument 52-102 – Continuous Disclosure Obligations to make this public broadcast solicitation. The following information is provided in accordance with corporate and securities laws applicable to public broadcast solicitations.

This solicitation is being made by Pershing Square, and by Pershing Square, L.P., Pershing Square II, L.P. and Pershing Square International, Ltd. (excluding Pershing Square, collectively, the “Pershing Square Funds”), and not by or on behalf of the management of Canadian Pacific.

The address of Canadian Pacific is Suite 500, 401 – 9th Avenue S.W. Calgary, Alberta T2P 4Z4.

Pershing Square has filed an information circular dated January 24, 2012 and amended and restated as of February 22, 2012 (the “Pershing Square Circular”) containing the information required by Form 51-102F5 – Information Circular in respect of its proposed nominees. The Pershing Square Circular will be available on Canadian Pacific’s company profile on SEDAR at http://www.sedar.com.

Proxies for the Canadian Pacific shareholders meeting may be solicited by mail, telephone, facsimile, email or other electronic means as well as by newspaper or other media advertising and in person by managers, directors, officers and employees of Pershing Square who will not be specifically remunerated therefor. In addition, Pershing Square may solicit proxies in reliance upon the public broadcast exemption to the solicitation requirements under applicable Canadian corporate and securities laws, conveyed by way of public broadcast, including press release, speech or publication, and by any other manner permitted under applicable Canadian laws. Pershing Square may engage the services of one or more agents and authorize other persons to assist it in soliciting proxies on behalf of Pershing Square and the Pershing Square Funds.

Pershing Square has entered into an agreement with Kingsdale Shareholder Services Inc. (“Kingsdale”) pursuant to which Kingsdale has agreed that it will act as Pershing Square’s proxy agent should Pershing Square commence a formal solicitation of proxies. Pursuant to this agreement Kingsdale would receive a fee of $100,000, plus an additional fee of $6.00 for each telephone call to or from Canadian Pacific shareholders. In addition, Kingsdale may be entitled to a success fee on the successful completion of Pershing Square’s solicitation, as determined by Pershing Square in consultation with Kingsdale.

All costs incurred for the solicitation will be borne by the Pershing Square Funds.

A registered holder of common shares of Canadian Pacific that gives a proxy may revoke it: (a) by completing and signing a valid proxy bearing a later date and returning it in accordance with the instructions contained in the form of proxy to be provided by Pershing Square, or as otherwise provided in the proxy circular, once made available to shareholders; (b) by depositing an instrument in writing executed by the shareholder or by the shareholder’s attorney authorized in writing, as the case may be: (i) at the registered office of Canadian Pacific at any time up to and including the last business day preceding the day the meeting of Canadian Pacific shareholders or any adjournment or postponement of the meeting is to be held, or (ii) with the chairman of the meeting prior to its commencement on the day of the meeting or any adjournment or postponement of the meeting; or (c) in any other manner permitted by law.

A non-registered holder of common shares of Canadian Pacific will be entitled to revoke a form of proxy or voting instruction form given to an intermediary at any time by written notice to the intermediary in accordance with the instructions given to the non-registered holder by its intermediary. It should be noted that revocation of proxies or voting instructions by a non-registered holder can take several days or even longer to complete and, accordingly, any such revocation should be completed well in advance of the deadline prescribed in the form of proxy or voting instruction form to ensure it is given effect in respect of the meeting.

Neither Pershing Square, the Pershing Square Funds, nor any of their managing members, directors or officers, or any associates or affiliates of the foregoing, nor any of Pershing Square’s nominees for the Board of Directors of Canadian Pacific, or their respective associates or affiliates, has: (i) any material interest, direct or indirect, in any transaction since the beginning of Canadian Pacific’s most recently completed financial year or in any proposed transaction that has materially affected or would materially affect Canadian Pacific or any of its subsidiaries; or (ii) any material interest, direct or indirect, by way of beneficial ownership of securities or otherwise, in any matter currently known to be acted on at the upcoming meeting of Canadian Pacific shareholders, other than the election of directors.